Exhibit 99.2

Prepared Remarks from Conference Call

                       THIRD QUARTER FY98 EARNINGS RELEASE
                             CONFERENCE CALL SCRIPT

Introduction - Steve Gillispie

Good morning. This is Steve Gillispie, chairman, president and chief executive officer of Cadmus. I want to thank you for joining us this morning to review our results for the third quarter of fiscal 1998. Joining me for today's conference call are Bruce Thomas, senior vice president and chief financial officer, and Dave Bosher, vice president and treasurer. Also with us today is Dave Wilson, executive vice president of our Professional Communications sector. Dave will share a few remarks regarding his business and then be available for your questions.

We will begin this call with a review of the quarter's results by Dave Bosher, followed by comments from Dave Wilson. And then, we will be pleased to answer any questions that you may have. Dave .....

Third Quarter Review - Dave Bosher

Thanks, Steve. Before I go through a more detailed review of our quarterly results, I'd like to provide you an "executive summary" of the highlights of our record third quarter performance:

       o first, net income increased 63% to $3.3 million or $.40 per share, up from $.25 per share in last year's third quarter. This was record net income for any quarter in Cadmus history.

       o second, internal sales growth was 10% in the third quarter, driven by exceptional performance from our Marketing Communications sector.

       o third, operating margins came in at 7.4% of sales, up from 5.9% in the prior year and 7.1% in our fiscal 1998 second quarter.

       o fourth, despite continuing restructuring cash outlays, a seasonal increase in working capital, and over $10 million in net CAPEX, we saw further improvement in our debt-to-capital ratio, as it fell to 46.6% from 47.4% last quarter.

Those are the highlights. Now let me give you a little more detailed review of the quarter.

As I mentioned, Cadmus' third quarter net income rose 63% to $3.3 million, or $.40 per share from net income of $2.0 million, or $.25 per share, in the same period last year.

Third quarter sales rose 4% to a record $101.2 million, compared to $97.0 million last year. Fiscal 1997's third quarter results included sales from several operations which were closed as a result of our restructuring actions in fiscal 1997. Adjusted for the closed operations, sales actually rose 10%.

Gross margins improved in the third quarter to 23.4%, up from 22.3% in the same period last year, and up 80 basis points over our second quarter results. In addition, selling and administrative expenses declined to 16.0% of sales in this year's third quarter, down slightly from 16.4% last year. As a result, operating income rose 31% to a new record of $7.5 million and our operating margin improved further to 7.4% of sales, up from 5.9% last year. The 7.4% operating margin was our highest third quarter operating margin in over a decade.

Cash flow was a slight deficit in the third quarter due to increased working demands from very strong sales results in March. Nevertheless, year-to-date free cash flow was positive by $2.5 million, despite outlays of $3.6 million related to the restructuring program.

I'd like now to spend just a few minutes describing the operating performances of several of our key businesses.

Dave Wilson is going speak with you in a few moments about our Professional Communications sector; therefore, I will just give you some highlights of his sector's solid third quarter performance. Professional Communications recorded a 1% increase in sales in the third quarter, reversing the sales decline in the second quarter. While sales were a bit soft, operating margins continued to register improvement, rising 30 basis points to 14.3% in the third quarter compared to last year's 14.0% margin. In fact, this marked the eighth consecutive quarter in which we have recorded a year-over-year improvement in operating margins. This increase was attributable primarily to restructuring savings, a continued shift towards a higher margin product mix, and productivity improvements at our manufacturing facilities.

In our Marketing Communications sector, internal sales growth was 23% in the third quarter, adjusted for the closed operations. This sales increase was led by (i) our financial communications product line, where sales increased 31% due to growth in mutual fund services and full service banking relationships and continued strength in transactional volume, (ii) our packaging group, where we recorded a 38% increase in sales this quarter and (iii) our direct marketing operation, where agency fees rose 52% over last year.

As I mentioned earlier, our capital position improved further in the third quarter. Free cash flow was slightly negative in the third quarter due to a seasonal run-up in working capital. Year-to-date, free cash flow has totaled approximately $2.5 million. We are pleased with this positive cash flow, especially since it was net of $3.6 million in restructuring cash outlays. We ended the third quarter with total debt of $93.6 million, bringing our debt-to-capital ratio down slightly to 46.6% at March 31, compared to 47.4% at December 31, 1997.

Germersheim Update - Dave Bosher

Let me briefly update you on the status of the integration of our recent acquisition, Germersheim, Inc. As you know, we purchased Germersheim, an Atlanta-based point-of-purchase (POP) provider, on April 1, 1998. Germersheim has annual sales of approximately $24 million and operating margins in excess of 10%. While we did not disclose details of the transaction, the acquisition should be accretive to Cadmus EPS, exclusive of synergies.

Together with our existing POP business, we now have a $50 million POP operation, making us the largest POP business in the southeast and one of the largest in the nation. The U.S. POP market is estimated at $12 billion in sales, has an extremely fragmented competitor base, and has grown at rates in excess of the U.S. printing market.

The Germersheim acquisition clearly materially strengthens our base business. In addition, it adds an important "creative" competence to our existing production and distribution capabilities, rounding out a complete "create-produce-distribute" offering to this huge market. Finally, the acquisition positions us to further enhance our market position both by internal growth and by further consolidating acquisitions.

As a result of this acquisition, there are numerous opportunities for us to rationalize the overhead and facilities investment of the combined businesses. Accordingly, we announced our intention to take a one-time charge in our fourth quarter in the neighborhood of $2.75 million to $3.25 million, pretax, to integrate the two operations and to consolidate facilities. Annualized pretax savings from these actions should exceed $2.0 million.

Fiscal 1998/1999 Update - Dave Bosher

With this in mind, let me update you on our view of the remainder of FY98. Due to our strong year-to-date results, positive operating trends at several of our key businesses, and the successful completion of our restructuring actions, we are confident that Cadmus will achieve its financial goals for fiscal 1998. We remain comfortable with earnings estimates in the range of $1.40 per share for fiscal 1998 and with fourth quarter published estimates in the range of $.40 per share.

In addition, at this point we are comfortable with published EPS estimates for fiscal 1999 in the range of mid-$1.70, given the potential benefits of the Germersheim acquisition, full-year impact from restructuring savings, and continued strong performance from CJS.

I'd like now to turn the call over to Dave Wilson for a brief update on the Professional Communications sector. Dave...


Professional Communications Update - Dave Wilson

Thanks, Dave. As Dave noted, despite modest top-line growth for the Professional Communications sector in the third quarter, operating income advanced 4%. We were pleased with this performance during what was for us a challenging quarter and we have positioned our business for continued growth and profitability throughout the remainder of this and next fiscal year.

In the third quarter, we began assimilating the newly won American Chemical Society business into our CJS-Lancaster operation. This was no small task, since ACS, with 40 titles and $5.5 million of annual value-added, represents the largest new account in our history. Importantly, during this transition, we managed to improve our already strong operating margins.

As I indicated, we believe we are positioned to grow our business and sustain our strong operating margins. Let me elaborate a little more on our plans. Our growth strategy has three basic components.

First - to grow traditional STM products and services. The primary opportunities here are in a more aggressive development and marketing of electronic products and services and through entry into the faster growth area of short-run STM journals. These market sectors are both achieving growth rates in excess of the industry and we plan to exploit both more in the coming months.

Second - to extend our product offerings to include new services to our STM market and customers, including services designed to assist our association and society customers in attracting and sustaining membership growth. Examples of these new services include subscription management, marketing consultation, and administration and back-office support. We have recently hired an executive experienced in developing and delivering these sort of association management services.

Third - to enter new markets where we can leverage our current competencies. Examples of new markets include legal, governmental, and other professional markets and segments.

To drive these growth initiatives, we have just brought on a new sales leader for CJS. Tony Ferraro, formerly Publications Staff Executive for The Institute for Electronics and Electrical Engineering, recently joined us as senior vice-president of sales and business development. Tony will bring new energy and a fresh approach to the marketing and positioning of CJS, helping to facilitate our growth objectives.

On the margin side of the equation, we believe the margin improvement trend we have enjoyed is sustainable going forward. In addition, continued margin expansion can be achieved through efficiency gains, investment in new technology, process improvement initiatives, and targeted cost reductions.

There is one final comment I'd like to make. We believe there are also opportunities to extend the CJS franchise on a global basis. Our customer base is international in scope, and a presence in Europe would provide improved customer service and further differentiate CJS from our competitors.

In summary, I am pleased with the progress the Professional Communications Sector has made during fiscal 1998. We have registered year-over-year margin expansion for eight consecutive quarters and operating margins have expanded from 6.5% of sales in fiscal 1994 to over 14% projected for fiscal 1998. Importantly, we believe the foundation has been laid for improved growth going forward. Steve . . .

Conclusion - Steve Gillispie

Thanks, Dave. Before beginning our Q&A session, I want to make a few closing comments.

We achieved record earnings for our third quarter and we are tracking toward record earnings for the year. However, we have not harvested the business to achieve these results. In fact, we will have record CAPEX this year as we have built and modernized facilities and updated and enhanced our technology. In addition, we have successfully restructured and reorganized our businesses and invested to expand and enhance the market position of our market-focused business sectors. Finally, we have made acquisitions and investments to make our "Create-Produce-Distribute" model a reality.

As we pursue our strategy, we will continue to combat pricing pressures, excess capacity, and other competitive and industry forces that will work to suppress growth and profitability. Our strategy will provide us more secure niches and greater strength to offset these forces. However, we remain fully aware that achieving our strategy presents continuing challenges in both resources and execution and that we may not have passed all of the "speed bumps" in the execution of the strategy. This year is a testament to the fact that we can, though, avoid and maneuver around these "speed bumps" and I can assure you that our team is doing everything possible to ensure that our path remains clear to financial and strategic success.

We thank you again for joining us for this morning's call and for your continued interest and support in Cadmus. I would now like to open up the session for any questions you may have for us.